Exhibit 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated December 18, 2024, relating to the consolidated financial statements of Hovnanian Enterprises, Inc. and the effectiveness of the  Hovnanian Enterprises, Inc.'s internal control over financial reporting appearing in the Annual Report on Form 10-K of Hovnanian Enterprises, Inc. for the year ended October 31, 2024:

1.

Registration Statements Nos. 333-113758, 333-106756, and 333-92977 on Form S-8 pertaining to the Amended and Restated 2008 Hovnanian Enterprises, Inc. Stock Incentive Plan (which superseded and replaced the Amended and Restated 1999 Hovnanian Enterprises, Inc. Stock Incentive Plan), and Hovnanian Enterprises. Inc. Senior Executive Short-Term Incentive Plan, as amended and restated;

2.	Registration Statement No. 333-56972 on Form S-8 pertaining to the Hovnanian Enterprises, Inc. 1983 Stock Option Plan as amended and restated;

3.	Registration Statement No. 333-56640 on Form S-8 pertaining to the Washington Homes Employee Stock Option Plan;

4.	Registration Statement No. 333-180668 on Form S-8 pertaining to the 2012 Hovnanian Enterprises, Inc. Stock Incentive Plan;

5.	Registration Statement Nos. 333-194542, 333-210218 and 333-230417 on Form S-8 pertaining to the 2012 Hovnanian Enterprises, Inc. Amended and Restated Stock Incentive Plan; and

6.	Registration Statement Nos. 333-239045, 333-254853, 333-265462 and 333-279882 on Form S-8 pertaining to the Third Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan.

/s/Deloitte & Touche LLP

New York, New York

December 18, 2024